As filed with the Securities and Exchange Commission on May 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SYSOREX GLOBAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Nevada	88-0434915
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Telephone: 408-702-2167

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2011 Employee Stock Incentive Plan

(Full Title of the Plans)

Wendy Loundermon

Chief Financial Officer

Sysorex Global Holdings Corp.

3375 Scott Blvd., Suite 440

Santa Clara, CA 95054

Telephone: (408) 702-2167

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edgar D. Park, Esq.

Richardson & Patel LLP

1100 Glendon Avenue, Suite 850

Los Angeles, CA 90049

Telephone (310) 208-1182

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer,” and “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	2,634,500	$5.26	$13,857,470	$1,785

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover such indeterminate number of additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the registrant’s outstanding shares to be offered pursuant to the applicable plan described herein.

(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, based on the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Capital Market on April 28, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed by Sysorex Global Holdings Corp. (the “Registrant”) with the Commission, are incorporated by reference in this Registration Statement:

(i)

The prospectus filed by the Registrant with the Commission on April 10, 2014 which contains the Registrant’s audited financial statements for the year ended December 31, 2013;

(ii)

The Registrant’s Current Reports on Form 8-K as filed with the Commission on April 10, 2014 and April 24, 2014; and

(iii)

The description of the Registrant’s common stock included in the Form 8-A filed with the Commission on April 7, 2014.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended Articles of Incorporation of the Registrant.

Under Nevada law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•

conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•

in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys’ fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

The Registrant’s Articles of Incorporation provide that the Registrant will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Registrant) by reason of the fact that he or she is or was a director of the Registrant or is or was serving as a director, officer, employee or agent of another entity at the request of the Registrant or any predecessor of the Registrant against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

The Registrant’s Bylaws further provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative  or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Registrant or is or was serving at the request of the Registrant or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and  amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The board of directors may, in its discretion, cause the expense of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.  Any right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the bylaws.

The Registrant also carries liability insurance for its directors and officers.

The Registrant has entered into, and will enter into in the future, indemnification agreements with the individuals who serve as its officers and directors. Pursuant to these agreements, the Registrant will indemnify officers and directors who are made parties to, or threatened to be made parties to, any proceeding by reason of the fact that they are or were officers or directors, or are or were serving at the Registrant's request as a director, officer, employee, or agent of another entity. The agreements require the Registrant to indemnify its officers and directors against all expenses, judgments, fines and penalties actually and reasonably incurred by them in connection with the defense or settlement of any such proceeding, subject to the terms and conditions of the agreements.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation (1)

3.2	Bylaws (1)

5.1	Opinion of Richardson & Patel LLP*

10.22	Amended and Restated 2011 Employee Stock Incentive Plan*

23.1	Consent of Marcum LLP*

23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

*    Filed herewith.

(1)

Incorporated by reference from the Registrant’s S-1 registration statement, filed with the Securities and Exchange Commission on August 12, 2013.

Item 9. Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on the 2nd day of May, 2014.

SYSOREX GLOBAL HOLDINGS CORP.

By:	/s/ Nadir Ali
Nadir Ali, Chief Executive Officer

By:	/s/ Wendy Loundermon
Wendy Loundermon, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Nadir Ali	Nadir Ali, Chief Executive Officer	May 2, 2014
and Director

/s/ Wendy Loundermon	Wendy Loundermon, Chief Financial Officer	May 2, 2014

/s/ Salam Qureishi	Salam Qureishi, Director	May 2, 2014

/s/ Geoffrey Lilien	Geoffrey Lilien, Director	May 2, 2014

/s/ Dhruv Gulati	Dhruv Gulati, Director	May 2, 2014

/s/ Leonard Oppenheim	Leonard Oppenheim, Director	May 2, 2014

/s/ Bret Osborn	Bret Osborn, Director	May 2, 2014

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